UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 27, 2014

Molycorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34827	27-2301797
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 843-8040

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2014 in connection with the prior appointment of Michael F. Doolan as Executive Vice President and Chief Financial Officer of Molycorp, Inc. (the “Company”), Mr. Doolan has entered into an employment agreement (“Doolan Employment Agreement”) with the Company’s Canadian subsidiary, Molycorp Minerals Canada ULC. Pursuant to the terms of the Doolan Employment Agreement, Mr. Doolan continues to receive an annual base salary of Cdn$425,000, subject to increases at the Company’s discretion, and will participate in the Company’s annual incentive plan at a target level of 65% of his base salary and in the Company’s long-term incentive program at a target level of 125% of his base salary. Mr. Doolan will also be entitled to participate in the retirement, health and other benefit plans and equity plans and programs, including performance-based equity plans, generally available to the Company’s executive officers and will be entitled to certain perquisites.
In addition, in the event Mr. Doolan’s employment is terminated without “cause” by the Company, or for “good reason” by him (as such terms are defined in the Doolan Employment Agreement), Mr. Doolan will receive, among other benefits, a continuation of his base salary for a period of up to two years from the date of termination and the payment of his target award under the Company’s annual incentive plan for the year in which termination occurs. In the event Mr. Doolan’s employment is terminated without cause by the Company, or for good reason by him, during the 24-month period following a “change of control” (as such term is defined in the Doolan Employment Agreement), Mr. Doolan will receive, among other benefits, a payment in an amount equal to two times his base salary and the payment of two times his target award under the Company’s annual incentive plan for the year in which termination occurs. The Doolan Employment Agreement also contains customary confidentiality, non-solicitation and noncompetition covenants.
On June 27, 2014 in connection with the prior appointment of Kevin W. Johnson as Executive Vice President and General Counsel of the Company, Mr. Johnson has entered into an employment agreement (“Johnson Employment Agreement”) with the Company. Pursuant to the terms of the Johnson Employment Agreement, Mr. Johnson continues to receive an annual base salary of $390,000, subject to increases at the Company’s discretion, and will participate in the Company’s annual incentive plan at a target level of 60% of his base salary and in the Company’s long-term incentive program at a target level of 125% of his base salary. Mr. Johnson will also be entitled to participate in the retirement, health and other benefit plans and equity plans and programs, including performance-based equity plans, generally available to the Company’s executive officers and will be entitled to certain perquisites.
In addition, in the event Mr. Johnson’s employment is terminated without “cause” by the Company, or for “good reason” by him (as such terms are defined in the Johnson Employment Agreement), Mr. Johnson will receive, among other benefits, a continuation of his base salary for a period of up to two years from the date of termination and the payment of his target award under the Company’s annual incentive plan for the year in which termination occurs. In the event Mr. Johnson’s employment is terminated without cause by the Company, or for good reason by him, during the 24-month period following a “change of control” (as such term is defined in the Johnson Employment Agreement), Mr. Johnson will receive, among other benefits, a payment in an amount equal to two times his base salary and the payment of two times his target award under the Company’s annual incentive plan for the year in which termination occurs. The Johnson Employment Agreement also contains customary confidentiality, non-solicitation and noncompetition covenants.
The Doolan Employment Agreement and the Johnson Employment Agreement each have an initial term beginning on June 27, 2014 and ending on June 30, 2016, and thereafter provide for automatic 12-month extensions, beginning on July 1, 2016, unless either party to the agreement gives prior notice electing not to extend their employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLYCORP, INC.

	By:	/s/ Kevin W. Johnson
		Name:	Kevin W. Johnson
		Title:	Executive Vice President and General Counsel

Date: June 27, 2014